Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Form 8-K of MediaNet Group Technologies, Inc. of our report dated March 25, 2011, relating to the consolidated balance sheet of CG Holdings Limited and Subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended.

Lake & Associates CPA’s LLC

Schaumburg, IL

March 29, 2011